UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – August 19, 2011

ONCOR ELECTRIC DELIVERY

COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas, 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On August 19, 2011, the Public Utility Commission of Texas (“PUCT”) approved at an open meeting the settlement terms contained in the Modified Stipulation (as defined below) filed by Oncor Electric Delivery Company LLC (“Oncor”) with respect to the settlement of Oncor’s previously filed rate review.

The rate review was filed in January 2011 with the PUCT (PUCT Docket No. 38929) and 203 cities based on a test year ended June 30, 2010. The PUCT, with Oncor’s input and that of cities and other participating parties, established a procedural schedule for the review. On April 8, 2011, Oncor filed, and the administrative law judges in the rate review granted, a motion requesting abatement of the procedural schedule in the rate review on the grounds that Oncor and the parties to the rate review had reached a Memorandum of Settlement that would settle and resolve all issues in the rate review. On May 11, 2011, Oncor filed a stipulation which incorporated the Memorandum of Settlement (the “Stipulation”) along with proposed tariffs and other documentation for the purpose of obtaining final approval of the settlement. The terms of the Stipulation include an approximate $137 million base rate increase and additional provisions to address franchise fees (discussed further below) and other expenses. Approximately $93 million of the increase became effective July 1, 2011 (on an interim basis), and the remainder will become effective by January 1, 2012. The Stipulation did not change Oncor’s authorized regulatory capital structure of 60% debt and 40% equity or its authorized return on equity of 10.25%. Under the terms of the Stipulation, Oncor cannot file another general base rate review prior to July 1, 2013, but is not restricted from filing wholesale transmission rate, transmission cost recovery factor, distribution-related investment or other rate updates and adjustments permitted by Texas state law and PUCT rules.

In response to concerns raised by PUCT Commissioners at a July 22, 2011 PUCT open meeting regarding the Stipulation, Oncor filed a modified stipulation that removed from the Stipulation a one-time payment (approximately $22 million) to cities Oncor serves for retrospective franchise fees (the “Modified Stipulation”). Instead, pursuant to the terms of a separate agreement with certain cities Oncor serves, following entry of an order consistent with the PUCT’s decisions at the August 19, 2011 open meeting, Oncor will make retrospective franchise fee payments to its cities that accept the terms of that separate agreement. If all cities accept, the payments will total approximately $22 million. The payments are subject to refund from the cities or recovery from customers after final resolution of proceedings related to the appeals from Oncor’s June 2008 rate review filing. No other significant terms of the Stipulation were revised. The Stipulation and Modified Stipulation are publicly available on the PUCT’s Interchange website. Information on the PUCT’s Interchange website or available by hyperlink from the website shall not be deemed a part of, or incorporated by reference into, this report.

The PUCT is expected to sign and issue a final order with respect to the Modified Stipulation by August 31, 2011. The PUCT indicated at its August 19, 2011 open meeting that the final order will include certain modifications to the proposed order contained in the Modified Stipulation. However, these modifications do not affect the material terms of the Modified Stipulation described above.

This report contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Oncor’s filings with the Securities and Exchange Commission (“SEC”). In addition to the risks and uncertainties set forth in Oncor’s SEC filings, the forward-looking statements in this release could be affected by, among other things: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements; and changes in business strategy. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Richard C. Hays
Name: Richard C. Hays
Title: Controller

Dated: August 22, 2011